Exhibit 99

                               BELL MICROPRODUCTS

FOR FURTHER INFORMATION
Eli Sayegh
Director of Investor Relations
Bell Microproducts Inc.
Tel:     (408) 451-1685
email:   ir@bellmicro.com

Bell Microproducts Signs Purchase Agreement to Acquire UK-Based Distributor Ideal Hardware

SAN JOSE, Calif.,--July 18/PR Newswire/--Bell Microproducts (NASDAQ:BELM, news, msgs) announced today that it has signed a purchase agreement to acquire Ideal Hardware Limited, a wholly owned subsidiary of InterX plc, for a total cash consideration of pounds sterling 18.1 million or approximately $27.5 million. Completion and closing of the purchase is conditional upon InterX shareholder's approval, and an extraordinary general meeting for InterX's shareholders will be held on August 3, 2000. Bell Microproducts expects to close the transaction in early August. Senior executive Ian French will remain with Ideal as president. In addition, Bell Microproducts has entered into a lease agreement with InterX for the Ideal building with an option to acquire the property.

Ideal Hardware (www.ideal.co.uk) is a leading UK-based value-added, storage-centric distributor. Since 1994, Ideal has come to be regarded as one of the leading UK-based independent IT distributors in terms of the quality of the service it provides and it has established itself as a leading IT distributor for a number of key vendors including Compaq, Fujitsu, Siemens, Adaptec and Network Associates. Ideal has developed its leading market position in the UK through an innovative focus on sales and marketing. In particular, Ideal has sought to develop an effective method of communicating to a prospective customer the features, benefits and advantages of any given product. Investment in providing this value-added service has underpinned gross margins, which have been greater than those of Ideal's competitors. Based on InterX's financial statements, Ideal recorded sales of pounds 318 million and pretax profits of pounds 6.20 million in the fiscal year ending July 1999, compared to sales of pounds 230 million and pretax profits of pounds 8.73 million during fiscal year 1998. The exchange rate at the time of the signing of the purchase agreement was pounds=$1.5172.

With Ideal Hardware, Bell Microproducts will gain a strong presence in the UK and coverage of the European continent. Ideal Hardware is focused on the high end of the storage market with many of the same lines carried by Bell Microproducts, including IBM, Quantum, Seagate Technology, Emulex, Crossroads, Gadzoox Networks, and Cobalt Networks. Ideal also is a leading distributor of

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Compaq servers, PCs and storage products, and is one of only 12 Compaq distributors worldwide to be awarded the prestigious CIP accreditation for high-end products. Ideal has strategic relationships with approximately 80 suppliers of enterprise storage, computer systems, software, and media products. These strategic products are packaged with Ideal's value-added programs and services to provide complete NAS, SAS and SAN solutions, a strategy that mirrors Bell Microproducts storage solutions initiative for the Americas.

"Ideal and Bell Micro are closely aligned in strategies and operating style," stated Don Bell, President and CEO of Bell Microproducts. "Ideal is widely respected as an innovator in customer service and support programs. Their extensive background in supplying technical training and support to customers fits well with Bell Micro's strategy of providing comprehensive storage solutions to its growing worldwide customer base. Together, we will bring to the European market a unique and comprehensive offering in the fast growing storage industry. Once successfully completed, the acquisition of Ideal is expected to be accretive to Bell Microproducts' earnings," added Bell.

Ideal has been the recipient of numerous awards in recent years, some of which include:

o Storage Distributor of the Year at the 1999 VNU Channel Group Awards--this was the eighth consecutive year that Ideal has received an award at this prestigious event;

o        Microsoft's OEM Product Distributor of the Year 1999;

o        PC Association's Award for Supplier Excellence 1999;

o        PC Dealer Business Distributor of the Year in 1996, 1997 and 1998;

About Bell Microproducts. Bell Microproducts is a value added provider of a wide range of high technology products, solutions, and services to the industrial and commercial marketplace. The company's offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world's largest storage-centric value-added distributors.

The company's products are available at any level of integration from components, to subsystem assemblies, to fully integrated, tested and certified system solutions. The company adds value with a broad range of services including testing, software loading, kitting, mass storage system integration, and computer system integration. Trained and certified technical personnel complete each of these processes at Bell Microproducts' ISO 9002 facilities. Bell Microproducts markets and distributes more than 100 brand name product lines, as well as its own BellStor storage and Trademark(R) computer brands, to original equipment manufacturers (OEMs), contract electronic manufacturing services (EMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in SEC filings, or by visiting the Bell Microproducts Web site.

NOTE: This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of the impact of the Ideal acquisition on Bell Microproducts and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety

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of reasons including, but not limited to: the ability to successfully integrate the operations of Ideal, industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.

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